Exhibit 10.1

Execution Version

VOTING AND SUPPORT AGREEMENT

by and among

JD SPORTS FASHION PLC,

GENESIS MERGER SUB, INC.

and certain

SHAREHOLDERS OF THE FINISH LINE, INC.

Dated as of March 25, 2018

VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of March 25, 2018 by and among the persons identified on Schedule I hereto (each, a “Shareholder” and collectively the “Shareholders”), JD Sports Fashion plc, a company incorporated under the laws of England and Wales (“Parent”), and Genesis Merger Sub, Inc., an Indiana corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”). Capitalized terms used but not defined herein have the meanings assigned to them in the Agreement and Plan of Merger dated as of the date of this Agreement (as amended from time to time, the “Merger Agreement”) by and among Parent, Merger Sub and The Finish Line, Inc., an Indiana corporation (the “Company”). Each Shareholder is entering into this Agreement in his or her capacity as a shareholder of the Company and not as an officer or director of the Company.

WHEREAS, each Shareholder owns the number of Class A Common Shares set forth next to the name of such Shareholder on Schedule I (collectively, together with all shares of capital stock of the Company or other securities of the Company that such Shareholder purchases or otherwise acquires beneficial or record ownership of during the Restricted Period, including by reason of any share split, share dividend, reclassification, recapitalization, conversion or other transaction, or pursuant to the exercise of options or warrants to purchase such shares or rights, including under the Rights Agreement, the “Shareholder Shares”);

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, Merger Sub, and the Company are entering into the Merger Agreement, which provides for, among other things, the merger of Merger Sub with and into the Company (with the Company surviving such merger as an indirect wholly owned subsidiary of Parent) upon the terms and subject to the conditions set forth therein; and

WHEREAS, as a condition to Parent’s willingness to enter into the Merger Agreement, Parent has required each Shareholder to enter into this Agreement.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and subject to the conditions set forth herein, the parties hereto agree as follows:

Section 1.    Covenants of the Shareholders.

(a)    During the period beginning on the date of this Agreement and ending on the earlier of (x) the Effective Time and (y) the termination of the Merger Agreement in accordance with its terms (the “Restricted Period”), each Shareholder hereby agrees:

(i)    to be present, in person or represented by proxy, at each meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the shareholders of the Company, however called, so that all of the Shareholder Shares and all of the other shares of Company Common Shares and other shares of capital stock of the Company that such Shareholder becomes entitled to vote after the date of this Agreement (together with the Shareholder Shares, the “Shares”) may be counted for purposes of determining the presence of a quorum at such meeting;

(ii)    (A) at each such meeting, and at any adjournment or postponement thereof, to vote the Shares to: (1) approve the Merger Agreement and all agreements related to the Merger and any action required in furtherance thereof; and (2) without limitation of the preceding clause (1), approve any proposal to adjourn or postpone the Company Shareholders’ Meeting to a later date if there are not sufficient votes for approval of the Merger Agreement on the date on which the Company Shareholders’ Meeting is held; and (B) to execute written consents (if any) with respect to the Shares for any matter referred to in sub-clause (1) or (2) of the preceding clause (A); and

(iii)    (A) at each such meeting, and at any adjournment or postponement thereof, to vote the Shares against: (1) any action, proposal, transaction or agreement that would reasonably be expected to frustrate the purposes of, impede, hinder, interfere with, or prevent or delay the consummation of the Merger and the other Transactions, (2) any Alternative Transaction Proposal and any action required in furtherance thereof, (3) any action or proposal to amend the Company Articles or Company Bylaws (other than pursuant to the Merger Agreement), and (4) any action, proposal, transaction or agreement that would result in a breach of any covenant, agreement, representation or warranty of the Company contained in the Merger Agreement or of the Shareholder contained in this Agreement; and (B) to execute written consents (if any) with respect to the Shares against any matter referred to in sub-clause (1) or (2) of the preceding clause (A).

Notwithstanding anything herein to the contrary, each party hereto acknowledges and agrees that (i) this Agreement does not constitute an agreement to exercise or direct the exercise of the voting power of the Company in the election of directors of the Company and (ii) any Shares shall not be deemed “control shares” as defined under Ind. Code § 23-1-42-1.

(b)    During the Restricted Period, each Shareholder shall not, and shall cause such Shareholder’s Affiliates not to, directly or indirectly, (i) solicit, initiate, propose or knowingly facilitate, induce or encourage any inquiries or the making of any proposal or offer that constitutes or would reasonably be expected to lead to an Alternative Transaction Proposal by any Person or group of Persons, or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person or group of Persons any non-public information with respect to, or cooperate in any way that would otherwise reasonably be expected to lead to, any Alternative Transaction Proposal (the activities in clauses (i) and (ii), the “Restricted Activities”); provided, however, that solely to the extent the Company may take any action with respect to a Superior Proposal or an Alternative Transaction Proposal that, in accordance with Section 5.2(b) or 5.2(e) of the Merger Agreement, the Board of Directors of the Company determines to be, or to be reasonably expected to lead to, a Superior Proposal, a Shareholder who has not breached this Section 1.2(b) may, at the Company’s request (and only for so long as the Company permits), engage in Restricted Activities if (but only for so long as) such Restricted Activities are permitted to be taken by the Company pursuant to Section 5.2(b) or 5.2(e) of the Merger Agreement; provided, further, however, that a Shareholder may engage in such Restricted Activities only if the Company has given Parent written notice thereof, and only as long as the Company keeps Parent reasonably informed thereof, in each case in compliance with its notification obligations under Sections 5.2(b) and 5.2(e) of the Merger Agreement.

Section 2.    Irrevocable Proxy. Each Shareholder hereby revokes any proxies that such Shareholder has heretofore granted with respect to such Shareholder’s Shares, hereby irrevocably appoints Parent as attorney and proxy for and on such Shareholder’s behalf, for and in such Shareholder’s name, place and stead, to: (a) attend any and all meetings of the shareholders of the Company; (b) vote the Shares of such Shareholder in accordance with the provisions of clause (A) of each of Section 1(a)(ii) and (iii) at any such meeting; (c) grant or withhold in accordance with the provisions of clause (B) of each of Section 1(a)(ii) and (iii) all written consents with respect to such Shares; and (d) represent and otherwise act for such Shareholder in the same manner and with the same effect as if such Shareholder were personally present at any such meeting. The foregoing proxy shall be deemed to be a proxy coupled with an interest, is irrevocable (and as such shall survive and not be affected by the death, incapacity, mental illness or insanity of the Shareholder) until the end of the Restricted Period and shall not be terminated by operation of Law or upon the occurrence of any other event other than following a termination of this Agreement pursuant to Section 5.13. Each Shareholder authorizes such attorney and proxy to substitute any other Person to act hereunder, to revoke any substitution and to file this proxy and any substitution or revocation with the Secretary of the Company. Each Shareholder hereby affirms that the irrevocable proxy set forth in this Section 2 is given in connection with the execution by Parent of the Merger Agreement and that such irrevocable proxy is given to secure the obligations of such Shareholder under Section 1. The irrevocable proxy set forth in this Section 2 is executed and intended to be irrevocable.

Section 3.    Representations and Warranties of the Shareholders. Each Shareholder represents and warrants to Parent, severally and not jointly, as follows:

3.1.    Authorization. If such Shareholder is an individual, such Shareholder has all requisite capacity to execute and deliver this Agreement, to perform such Shareholder’s obligations hereunder and to consummate the transactions contemplated hereby. If such Shareholder is a trust, such Shareholder has all requisite trust power and authority execute and deliver this Agreement, to perform such Shareholder’s obligations hereunder and to consummate the transactions contemplated hereby, and the execution, delivery and performance of this Agreement by such Shareholder and the consummation by such Shareholder of the transactions contemplated hereby have been duly and validly authorized by all necessary trust action on the part of such Shareholder and no other trust proceedings on the part of any such Shareholder are necessary to authorize the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Shareholder and, assuming the due execution and delivery by Parent and Merger Sub, constitutes the valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, rehabilitation, liquidation, preferential transfer, moratorium and similar Laws now or hereafter affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at equity or law).

3.2.    Consents and Approvals; No Violations.

(a)    The execution, delivery and performance of this Agreement by such Shareholder and the consummation by such Shareholder of the transactions contemplated hereby do not and will not require any filing or registration with, notification to, or authorization, permit, license, declaration, Order, consent or approval of, or other action by or in respect of, any Governmental Authority or NASDAQ.

(b)    The execution, delivery and performance by such Shareholder of this Agreement and the consummation by such Shareholder of the transactions contemplated by this Agreement do not and will not (i) conflict with or violate any of the organizational documents of such Shareholder if such Shareholder is not a natural person, (ii) conflict with or violate, in any respect, any Law applicable to such Shareholder or by which any property or asset of such Shareholder is bound, (iii) require any consent or notice, or result in any violation or breach of, or conflict with, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of purchase, termination, amendment, acceleration or cancellation) under, result in the loss of any benefit under, or result in the triggering of any payments (including any right of acceleration of any royalties, fees, profit participations or other payments to any Person) pursuant to, any of the terms, conditions or provisions of any Contract to which such Shareholder is a party or by which any of such Shareholder’s properties or assets are bound or any Order or Law applicable to such Shareholder or such Shareholder’s properties or assets, or (iv) result in the creation of an Encumbrance on any property or asset of such Shareholder. If such Shareholder is a married individual and is subject to community property laws, such Shareholder’s spouse has consented to this Agreement and the transactions contemplated by this Agreement by having executed a spousal consent in the form attached hereto as Exhibit A.

3.3.    Ownership of Shareholder Shares. Such Shareholder is the sole legal and beneficial owner of all of the Shareholder Shares listed next to the name of such Shareholder on Schedule I, free and clear of all Encumbrances, and has not entered into any voting agreement (other than this Agreement) with or granted any Person any proxy (revocable or irrevocable) with respect to such Shareholder Shares (other than this Agreement). Except as set forth on Schedule I, neither such Shareholder nor any immediate family member of such Shareholder (if such Shareholder is a natural person) nor any of the Affiliates of such Shareholder or any such family member (or any trusts for the benefit of any of the foregoing) legally or beneficially owns or has the right to acquire any securities of the Company. As of the time of any meeting of the shareholders of the Company referred to in Section 1(a)(i) and with respect to any written consent of the shareholders of the Company referred to in clause (B) of each of Section 1(a)(ii) or (iii), such Shareholder will be the sole legal, record and beneficial owner of all of the Shareholder Shares listed next to the name of such Shareholder on Schedule I, free and clear of all Encumbrances, except with respect to any Shareholder Shares transferred pursuant to a Permitted Transfer (as defined hereinafter).

3.4.    Independent Advice. Such Shareholder has carefully reviewed the Merger Agreement, the other Transaction Documents referred to therein and this Agreement, and has had an opportunity to discuss the Merger Agreement, such other Transaction Documents and this Agreement with an attorney of his, her or its own choosing.

Section 4.    No Transfers.

(a)    Each Shareholder hereby agrees that, during the Restricted Period, such Shareholder shall not Transfer (as defined below) any Shares owned of record or beneficially by such Shareholder, or any voting rights with respect thereto, or enter into any Contract with respect thereto. Each Shareholder hereby authorizes Parent to direct the Company to impose stop, transfer or similar orders to prevent the Transfer of any Shares on the books of the Company in violation of this Agreement.

(b)    “Transfer” means (i) any direct or indirect sale, assignment, disposition, pledge, hypothecation, gift or other transfer, either voluntary or involuntary, of any capital stock or any interest in any capital stock or (ii) in respect of any capital stock or interest in any capital stock, to directly or indirectly enter into any swap, derivative or other agreement, transaction or series of transactions, in each case referred to in this clause (ii) that has an exercise or conversion privilege or a settlement or payment mechanism determined with reference to, or derived from the value of, such capital stock, and that hedges or transfers, in whole or in part, directly or indirectly, the economic consequences of such capital stock or interest in capital stock, whether any such transaction, swap, derivative or series of transactions is to be settled by delivery of securities, in cash or otherwise. A “Transfer” shall not include (i) the transfer of Shares to a Shareholder’s estate, Shareholder’s immediate family, to a trust for the benefit of Shareholder’s family or upon the death of a Shareholder, (ii) the transfer of Shares for charitable purposes or as charitable gifts or donations or (iii) the disposition of Company Restricted Stock, Company Stock Options, or any Shares arising from the foregoing that are cancelled as part of a cashless exercise thereof (in accordance with the terms thereof), or to the extent necessary to satisfy tax obligations of the Shareholder with respect thereto; provided, that in the case of clauses (i) and (ii), as a condition precedent to such transfer, the transferee(s) shall have agreed to be bound by the terms of this Agreement, in writing reasonably satisfactory to Parent (each such transfer, a “Permitted Transfer”).

(c)    Each Shareholder hereby agrees that such Shareholder will not, and will not permit any entity under such Shareholder’s control to, deposit any of the such Shareholder’s Shareholder Shares in a voting trust or subject any of the Shareholder Shares to any arrangement with respect to the voting of the Shareholder Shares other than agreements entered into with Parent or Merger Sub.

Section 5.    General.

5.1.    Notices. All notices, requests, claims, demands and other communications under this Agreement (each, a “Notice”) shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is sent via electronic mail or facsimile (with confirmation of a successful transmission in the case of facsimile) at the email address or facsimile telephone number specified in this Section 5.1 prior to 5:00 p.m., local time of the receiving party, on a Business Day, (b) the first Business Day following the date of transmission, if such notice or communication is sent via electronic mail or facsimile (with confirmation of a successful transmission in the case of facsimile) at the email address or facsimile telephone number specified in this Section 5.1 (x) at or after 5:00 p.m., local time of the receiving party, on a Business Day or (y) on a day that is not a Business Day, (c)

when received, if sent by a nationally recognized overnight courier (providing proof of delivery), or (d) upon actual receipt by the party to whom such notice is required or permitted to be given, in each case to the parties at the addresses specified in this Section 5.1 (or at such other address for a party as shall be specified by like notice); provided, however, that, in respect of any Notice made to Parent or Merger Sub, such Notice shall be deemed given on the first Business Day that is a full day of normal business hours in Greenwich Time Zone after actual receipt by Parent or Merger Sub of such Notice.

If to Parent or Merger Sub:

JD Sports Fashion plc

Edinburgh House, Hollinsbrook Way,

Pilsworth, Bury, Lancashire BL9 8RR

Attention: Siobhan Mawdsley

General Counsel and Company Secretary

Facsimile: +44 (0)161 767 2588

Email: Siobhan.Mawdsley@jdplc.com

with a copy to (which shall not constitute notice):

Hughes Hubbard & Reed LLP

One Battery Park Plaza

New York, NY 10004

Attention: Kenneth A. Lefkowitz

Facsimile: (212) 299-6557

Email: ken.lefkowitz@hugheshubbard.com

If to a Shareholder, at such Shareholder’s address set forth on Schedule I with a copy to (which shall not constitute notice):

Barnes & Thornburg LLP

11 South Meridian Street

Indianapolis, IN 46204

Attention: Joshua P. Hollingsworth

Facsimile: (317) 231-7433

Email: jhollingsworth@btlaw.com

5.2.    Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by one or more of the parties and delivered to the other party/ies having signed a counterpart, it being understood that all parties need not sign the same counterpart. The exchange of copies of this Agreement and of signature pages by facsimile or in .pdf format by e-mail shall constitute effective execution and delivery of this Agreement and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or in .pdf format by e-mail shall be deemed to be their original signatures for all purposes.

5.3.    Entire Agreement; No Third Party Beneficiaries. This Agreement (including the documents and the instruments referred to herein) (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof and no party hereto is relying on any other oral or written representation, agreement or understanding and no party makes any express or implied representation or warranty in connection with the transactions contemplated by this Agreement other than as set forth in this Agreement, and (b) is not intended to confer upon any Person other than the parties any rights or remedies.

5.4.    Governing Law; Consent to Jurisdiction. All disputes, claims or controversies arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement or the transactions contemplated hereby shall be governed by and construed in accordance with the laws of the State of Indiana without regard to its rules of conflict of laws. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the federal district court for the Southern District of Indiana (and the federal appellate courts therefrom) in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such federal courts, and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than such federal courts.

5.5.    Amendments and Supplements. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed by an authorized person on behalf of each of the parties hereto.

5.6.    Waiver. No provision of this Agreement may be waived except by a written instrument signed by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided herein shall be cumulative and not exclusive of any rights or remedies provided by Law.

5.7.    Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any Shareholder without the prior written consent of Parent; provided, however, that Parent or Merger Sub may only make such an assignment if and to the extent it is also permitted to assign the Merger Agreement. Any purported assignment in violation of the preceding sentence shall be null and void ab initio. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.

5.8.    Headings. The headings and table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

5.9.    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect, insofar as the foregoing can be accomplished without materially affecting the economic benefits anticipated by the parties to this Agreement. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.

5.10.    Failure or Delay Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

5.11.    Specific Performance.

(a)    The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at Law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall, prior to termination in accordance with Section 5.13, be entitled to an injunction or injunctions to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereto (i) agrees that it shall not oppose the granting of any such relief and (ii) hereby irrevocably waives any requirement for the security or posting of any bond in connection with any such relief (it is understood that clause (i) of this sentence is not intended to, and shall not, preclude any party hereto from litigating on the merits the substantive claim to which such remedy relates).

(b)    The parties hereto further agree that (i) by seeking the remedies provided for in this Section 5.11, Parent and Merger Sub shall not in any respect waive their rights to seek any other form of relief that may be available to them under this Agreement (including damages) in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 5.11 are not available or otherwise are not granted, and (ii) nothing set forth in this Agreement shall require Parent or Merger Sub to institute any Action for (or limit Parent’s or Merger Sub’s right to institute any Action for) specific performance under this Section 5.11 prior to pursuing any other form of relief referred to in the preceding clause (i).

5.12.    WAIVER OF JURY TRIAL. EACH OF EACH SHAREHOLDER, PARENT AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE SHAREHOLDERS, PARENT OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

5.13.    Termination. This Agreement shall terminate on the earliest to occur of (a) the Effective Time; (b) the termination of the Merger Agreement in accordance with its terms; and (c) the date of any material modification or amendment to the Merger Agreement as in effect on the date of this Agreement that materially reduces the consideration payable to the Company Shareholders or any Shareholder pursuant to the Merger Agreement (other than in connection with a Company Material Adverse Effect); provided, however, that no termination of this Agreement shall relieve or release any Shareholder from any obligations or liabilities arising out of such Shareholder’s breaches of this Agreement prior to such termination.

5.14.    Rules of Construction. The provisions of Section 1.2 of the Merger Agreement shall mutatis mutandis apply to this Agreement.

5.15.    Absence of Presumption. With regard to each and every term and condition of this Agreement and any and all agreements and instruments subject to the terms hereof, the parties hereto understand and agree that the same have or has been mutually negotiated, prepared and drafted, and if at any time the parties hereto desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration will be given to the issue of which party hereto actually prepared, drafted or requested any term or condition of this Agreement or any agreement or instrument subject hereto.

[The next page is the signature page]

IN WITNESS WHEREOF, the parties hereto have executed this Voting and Support Agreement as of the date first written above.

JD SPORTS FASHION PLC

By:	/s/ Peter Cowgill
Name: Peter Cowgill
Title: Executive Chairman

GENESIS MERGER SUB, INC.

By:	/s/ Peter Cowgill
Name: Peter Cowgill
Title: Executive Chairman

[Signatures continue on following pages]

[Signature Page to Voting and Support Agreement]

/s/ Samuel M. Sato	/s/ Glenn S. Lyon
Samuel M. Sato	Glenn S. Lyon

/s/ Melissa Greenwell	/s/ Torrence Boone
Melissa Greenwell	Torrence Boone

/s/ Edward W. Wilhelm	/s/ William P. Carmichael
Edward W. Wilhelm	William P. Carmichael

/s/ Richard P. Crystal
Richard P. Crystal

/s/ Faisal Masud
Faisal Masud

/s/ Stephen Goldsmith
Stephen Goldsmith

/s/ Catherine Langham
Catherine Langham

[Signature Page to Voting and Support Agreement]

SCHEDULE I

Shareholder & Address for Notice Purposes	Class A Common Shares	Company Stock Options	Company Restricted Stock	ESPP
Executive Officers
Samuel M. Sato c/o The Finish Line, Inc. 3308 N. Mitthoeffer Road Indianapolis, IN 46235	64,217	611,527	311,831
Melissa Greenwell c/o The Finish Line, Inc. 3308 N. Mitthoeffer Road Indianapolis, IN 46235	19,630	177,419	53,123	717.26051
Edward W. Wilhelm c/o The Finish Line, Inc. 3308 N. Mitthoeffer Road Indianapolis, IN 46235	23,888	244,456	73,727
Directors
Glenn S. Lyon c/o The Finish Line, Inc. 3308 N. Mitthoeffer Road Indianapolis, IN 46235	3,518	873,979	7,025
Torrence Boone c/o The Finish Line, Inc. 3308 N. Mitthoeffer Road Indianapolis, IN 46235	21,508	—	7,025
William P. Carmichael c/o The Finish Line, Inc. 3308 N. Mitthoeffer Road Indianapolis, IN 46235	33,203	—	7,025
Richard P. Crystal c/o The Finish Line, Inc. 3308 N. Mitthoeffer Road Indianapolis, IN 46235	31,962	—	7,025

Shareholder & Address for Notice Purposes	Class A Common Shares	Company Stock Options	Company Restricted Stock	ESPP
Faisal Masud c/o The Finish Line, Inc. 3308 N. Mitthoeffer Road Indianapolis, IN 46235	—	—	7,447
Stephen Goldsmith c/o The Finish Line, Inc. 3308 N. Mitthoeffer Road Indianapolis, IN 46235	45,183	—	7,025
Catherine A. Langham c/o The Finish Line, Inc. 3308 N. Mitthoeffer Road Indianapolis, IN 46235	30,763	—	7,025
Samuel M. Sato	See above	See above	See above	See above

Total	273,872	1,907,381	488,278	717.26051

SPOUSAL CONSENT

I                             , spouse of                             , having the legal capacity, power and authority to do so, hereby confirm that I have read and approve the above Voting and Support Agreement (the “Agreement”). In consideration of the terms and conditions as set forth in the Agreement, I hereby appoint my spouse as my attorney in fact with respect to the exercise of any rights and obligations under the Agreement, and agree to be bound by the provisions of the Agreement insofar as I may have any rights or obligations in the Agreement under the laws relating to marital or community property in effect in the state of our residence as of the date of the Agreement.

Date:

Signature of Spouse:

Printed Name of Spouse: